Exhibit 99

FOR RELEASE 7:00 AM EST, FRIDAY, NOVEMBER 17, 2006

Contact:	Robert S. Tissue, Sr. Vice President & CFO
Telephone:	(304) 530-0552
Email:	rtissue@SummitFGI.com

SUMMIT FINANCIAL GROUP, INC. TO SELL OR TERMINATE ITS
MORTGAGE BANKING SEGMENT

MOOREFIELD, W.Va.--(BUSINESS WIRE)—November 17, 2006—Summit Financial Group, Inc. (NASDAQ: SMMF) today announced that it intends either to sell or terminate substantially all business activities of Summit Mortgage, its residential mortgage loan origination unit (previously reported as its Mortgage Banking segment). Management anticipates that Summit Mortgage’s operations will cease on or about January 31, 2007, if not sold prior to that date. The decision to exit the mortgage banking business was based on this business unit’s poor operating results and the continuing uncertainty for performance improvement. Further, Summit desires to concentrate its resources and capital on its community banking operations, which have a consistent record of exceptional growth and profitability.

Management expects the sale or termination of its mortgage banking unit and the results of its operations will be accounted for as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS144”). Management anticipates Summit will recognize a one-time after-tax charge in fourth quarter 2006 of between $750,000 and $1,250,000 ($0.10 and $0.17 per diluted share, respectively) as a component of discontinued operations to record the write down of furniture, equipment and leasehold improvements to fair value in accordance with SFAS 144 and to record certain exit costs primarily related to severance benefits and the termination of operating lease obligations in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

ABOUT THE COMPANY

Summit Financial Group, Inc., a financial holding company with total assets of $1.2 billion, operates fifteen banking locations through its two wholly-owned community banks: Summit Community Bank, headquartered in Moorefield, West Virginia; and Shenandoah Valley National Bank in Winchester, Virginia. Summit also operates Summit Mortgage, a residential mortgage loan originator located in Chesapeake, Virginia and Summit Insurance Services, LLC in Moorefield, West Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. We undertake no obligation to revise these statements following the date of this press release.